Exhibit 1.2

Pricing Agreement

NatWest Markets Securities Inc.

600 Washington Boulevard

Stamford, CT 06901

United States of America

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

United States of America

As Representatives of the several
Underwriters named in Schedule I hereto,

October 29, 2019

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated under the laws of, and registered in, Scotland (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated October 29, 2019 (the “Underwriting Agreement”) among the Company on the one hand and the several Underwriters on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), or to purchasers procured by them, the securities specified in Schedule II hereto (the “Notes”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Disclosure Package and/or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Disclosure Package and/or the Prospectus (each as therein defined), as the case may be, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Disclosure Package and/or the Prospectus (as amended or supplemented), as the case may be, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of themselves and on behalf of each of the Underwriters of the Notes pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein (including Schedules I and II hereto) and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, or to purchasers procured by them, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, or to procure purchasers to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

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Very truly yours,

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Donal Quaid
	Name:	Donal Quaid
	Title:	Head of Treasury Markets

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Accepted as of the date hereof:

NatWest Markets Securities Inc.

By:	/s/ Rene Mijne
	Name:	Rene Mijne
	Title:	Director

Credit Suisse Securities (USA) LLC

By:	/s/ Arvind Sriram
	Name:	Arvind Sriram
	Title:	MD

For themselves and as Representatives of the several Underwriters

SCHEDULE I

		Principal Amount of Notes to be Purchased
BofA Securities, Inc.		$187,500,000
Credit Suisse Securities (USA) LLC		$187,500,000
NatWest Markets Securities Inc.		$187,500,000
RBC Capital Markets LLC		$187,500,000
	Total:	$750,000,000

SCHEDULE II

Capitalized terms used herein, unless otherwise stated, shall have the meaning set forth in the Underwriting Agreement.

Title of Notes:

$750,000,000 Fixed-to-Fixed Reset Rate Subordinated Tier 2 Notes due 2029 (the “Notes”)

Aggregate principal amount of Notes:

$750,000,000 principal amount of the Notes

Price to Public:

100% of the principal amount of the Notes

Purchase Price by Underwriters:

99.580% of the principal amount of the Notes

Underwriting Commission:

0.420% for the Notes

Form of Securities:

Book-entry only form represented by one or more global notes deposited with a custodian for DTC, Euroclear Bank SA/NV and Clearstream Banking, société anonyme, as the case may be.

Specified funds for payment of purchase price:

Wire transfer of immediately available funds

Applicable time:

3:10 p.m. (New York time), October 29, 2019

Time of Delivery:

9:30 a.m. (New York time), November 1, 2019

Indenture:

Subordinated Debt Securities Indenture dated as of December 4, 2012, as amended by a first supplemental indenture dated December 4, 2012 and a fourth supplemental indenture dated May 28, 2014, between the Company and The Bank of New York Mellon, acting through its London Branch, as Trustee, and as further amended and supplemented by a fifth supplemental indenture to be dated on or around November 1, 2019.

Maturity Date:

November 1, 2029 for the Notes

Interest Rate:

-	from (and including) November 1, 2019, to (but excluding) November 1, 2024, 3.754% per annum; and

-	from (and including) November 1, 2024 to (but excluding) maturity, a rate per annum equal to the applicable U.S. Treasury Rate as determined by the Calculation Agent on the Reset Determination Date, plus 2.100%.

Interest Payment Dates:

-	interest on the Notes will be payable semi-annually in arrear on May 1 and November 1 of each year, beginning on May 1, 2020, to (and including) maturity.

Regular Record Dates:

-	interest record dates for the Notes will be the 15th day of each April and October of each year, whether or not a business day, immediately preceding the relevant Interest Payment Date.

Interest Rate Reset Date:

Interest will be reset on November 1, 2024.

Redemption Provisions:

The Notes may be redeemed as described in the Prospectus.

U.K. Bail-In Power:

The Notes may be subject to the U.K. bail-in power as described in the Prospectus.

Sinking Fund Provisions:

No sinking fund provisions.

Closing location for delivery of Notes:

Offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square
London EC2V 7HR, United Kingdom

Names and addresses of Representatives:

Designated Representatives:

NatWest Markets Securities Inc.

Credit Suisse Securities (USA) LLC

Address for Notices:

NatWest Markets Securities Inc.

600 Washington Boulevard

Stamford, CT 06901

United States of America

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

United States of America

CUSIP:

780097BM2 for the Notes

ISIN:

US780097BM20 for the Notes

Stock Exchange Listing:

The Company intends to apply to list the Notes on the New York Stock Exchange in accordance with its rules.

Other Terms:

The Notes will have additional terms as more fully described in the Disclosure Package and the Prospectus and shall be governed by the Indenture.